March 21, 2006

DataLogic International, Inc.
18301 Von Karman, Suite 250
Irvine, CA 92612
Attn: Keith Nguyen, President

Dear Mr. Nguyen:

This letter agreement confirms the engagement of Monarch Bay Management Company, L.L.C. ("MBMC") by DataLogic International, Inc. ("DataLogic") as consultants to assist in the definition and execution of a corporate development strategy for DataLogic.

      1.  Services.

      (a)  MBMC will perform the consulting services described in Exhibit A
hereto (the "Services").   MBMC will devote such time and effort as is it
deems necessary to provide the Services. DataLogic will provide MBMC with all information concerning DataLogic which MBMC reasonably deems appropriate in connection with its engagement and will provide MBMC with access to DataLogic's officers, directors and advisors. To DataLogic's knowledge, all such information will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. DataLogic acknowledges that MBMC will be using and relying upon the accuracy and completeness of publicly available information and the information supplied by the Company and its officers in connection with its engagement without independent verification.

      (b) MBMC will keep confidential and not disclose or permit its employees or representatives to disclose confidential information received from DataLogic (other than to MBMC employees or agents involved in the performance of services hereunder or otherwise on a need-to-know basis), except as contemplated in this letter agreement, as otherwise may be authorized by DataLogic, or as may be required by law. For purposes of this letter agreement, "confidential information" means information provided by DataLogic to MBMC that is not otherwise available to MBMC from sources outside of DataLogic, and any such information shall cease to be confidential information when it becomes generally available, or comes to MBMC's attention, through other sources that do not, to MBMC's knowledge at the time, involve a violation of this or any similar agreement.

      2. Fees.

      (a) Monthly Fee. For each month during the term of this letter agreement, commencing April 1, 2006, DataLogic will pay to MBMC a fee (the "Monthly Fee) equal to $7,000 (or $14,000 in the case of the first payment made on execution hereof). The Monthly Fee will be payable (i) $3,000 (or $6,000 in the case of the first payment made on execution hereof) in cash and
(ii) $4,000 (or $8,000 in the case of the first payment made on execution hereof) in shares of DataLogic common stock, with the number of shares issued calculated based on the average ten-day closing price of DataLogic common stock for the last ten days of each month in which the Monthly Fee is earned. DataLogic will register any shares of common stock issued in payment of the Monthly Fee with the Securities and Exchange Commission on Form S-8 or other suitable form that will permit such shares to be freely traded upon issuance. The Monthly Fee payable in cash for each month will be due and payable on the first business day of such month and is non-refundable. The Monthly Fee payable in DataLogic common stock for each month will be due and payable on the last business day of such month and is non-refundable.

      (b) Quarterly Option. On a quarterly basis, commencing April 1, 2006, DataLogic will grant to MBMC an option to purchase 75,000 shares (or 50,000 shares in the case of the first grant made on hereof) of DataLogic common stock per quarter at an exercise price equal to 120% of the average closing price of DataLogic common stock for the last ten days of the quarter for which the option is granted (the "Quarterly Option"); provided that if the Milestone (as defined in Schedule A) is achieved the exercise


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Price of the Quarterly Option shall be reduced to 100% of the average closing price of DataLogic common stock for the last ten days of the quarter for which the option is granted. The Quarterly Option will be exercisable for a period of five years from the date of grant. DataLogic will register the shares of common stock issuable upon exercise of the Quarterly Option with the Securities and Exchange Commission on Form S-8 or other suitable form that will permit such shares to be freely traded upon issuance. The Quarterly Option will be due and payable upon execution of this letter agreement, and will be fully vested and non-refundable.

      3. Expenses. In addition to the compensation described in Section 2 above, DataLogic will reimburse MBMC for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services upon presentation of supporting documentation (including, but not limited to, travel and entertainment expense incurred in accordance with DataLogic policies and reasonable fees and expenses of consultants or legal counsel retained by
MBMC), provided that such expenses are pre-approved by DataLogic. Such reimbursement will be due and payable within five days after DataLogic's receipt of MBMC's invoice for same.

      4. Indemnity; Limitation of Liability.

      (a) DataLogic will indemnify and hold harmless MBMC against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MBMC is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this letter agreement or MBMC's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of MBMC.

      (b) The indemnification provisions shall be in addition to any liability which DataLogic may otherwise have to MBMC or the persons indemnified below in this sentence and shall extend to the following: MBMC, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MBMC in this Section 4 shall be understood to include any and all of the foregoing.

      (c) MBMC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to DataLogic for or in connection with this letter agreement or MBMC's performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from MBMC's gross negligence or willful misconduct. In no case shall MBMC's liability (whether direct or indirect, in contract or tort or otherwise) to DataLogic for or in connection with this letter agreement or MBMC's performance hereunder exceed the aggregate fees paid by DataLogic to MBMC hereunder.

      5. Term of Engagement. The initial term of this letter agreement shall be from the date hereof through December 31, 2006 (the "Initial Term").
After the Initial Term, the term of this letter agreement will automatically be extended for an additional successive one-month periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term. Upon termination or expiration of this letter agreement, neither party will have any liability or continuing obligation to the other, except that: (a) DataLogic will remain liable for any Monthly Fees and out-of-pocket expenses incurred up to the time of termination and (b) the provisions of Sections 4, 6 and 7 will survive the termination or expiration of this letter agreement.

      6. Successors and Assigns. The benefits of this letter agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this letter

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agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

      7. Miscellaneous.

      (a) DataLogic is a sophisticated business enterprise that has retained MBMC for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. DataLogic recognizes that the consulting relationship is not an exclusive relationship for MBMC or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter agreement, and each party agrees that there is no fiduciary relationship between them.

      (b) The Services do not include requiring MBMC to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. MBMC's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to DataLogic. Accordingly, MBMC shall not express any legal opinions with respect to any matters affecting DataLogic.

      (c) The validity and interpretation of this letter agreement shall be governed by the law of the State of California applicable to agreements made and to be fully performed therein. DataLogic and MBMC agree that if any action is instituted to enforce or interpret any provision of this letter agreement, the jurisdiction and venue shall be Orange County, California.

      (d) This letter agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this letter agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.


Please confirm your agreement by signing and returning a copy of this letter agreement to MBMC.

                                      Very truly yours,

                                      Monarch Bay Management Company, L.L.C.

                                          /s/ David Walters
                                      By: David Walters
                                          President


Accepted and agreed by:

DataLogic International, Inc.

     /s/ Keith Nguyen
By:  Keith D. Nguyen
     President



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                            Exhibit A
                             Services

Financial Justification and Modeling (due by 3/31/06)
-----------------------------------------------------
..   Developing an overall financial justification and model for Datalogic's overall acquisition strategy, including analysis of comparable public companies, an acquisition criteria matrix and standard deal terms.
..   Developing presentation materials with respect to Datalogic's acquisition strategy for presentation to Datalogic's creditors and other potential sources.
..   Developing financial justifications and models for specific acquisition opportunities pursued by Datalogic.

Due Diligence
-------------
..   Developing standard due diligence procedures and checklist for acquisitions.
..   Identifying and defining key due diligence issues regarding specific acquisition opportunities.
..   Coordinating due diligence activities with respect to acquisitions on behalf of Datalogic, drawing on Datalogic's legal and accounting advisors as appropriate.

Documentation and Transaction Processing
----------------------------------------
..   Defining and analyzing process steps and key issues regarding acquisitions.
..   Developing transaction timelines and responsibility lists.
..   Assisting Datalogic with structuring and negotiating terms and conditions of acquisitions.
..   Assisting Datalogic with the preparation of acquisition term sheets and/or letters of intent, drawing on Datalogic's legal and accounting advisors as appropriate.
..   Assisting Datalogic with the preparation of acquisition documentation, drawing on Datalogic's legal and accounting advisors as appropriate.
..   Coordinating the closing process for acquisitions on behalf of Datalogic.

Milestone
---------

The "Milestone" shall be achieved for purposes of Section 2(b) if DataLogic consummates, on average for each 90-day period during the term of this Agreement, one or more acquisitions of cash-flow positive businesses generating in excess of $2 million in trailing twelve month revenue.


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